Exhibit 5.2

The NASDAQ Capital Market	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 427805.00002

29 March2022

Hengguang Holding Co., Limited (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of up to 5,366,667 Class A ordinary shares of the Company of par value US$0.001 each, including the Class A ordinary shares issuable upon exercise of the underwriter’s over-allotment option and the offering of up to 255,556 Class A ordinary shares issuable upon exercise of the Underwriter Warrants (as defined in the Registration Statement).

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Opinion

On the basis of the examinations referred to above and the limitations set forth below, we are of the opinion that the statements included in the Registration Statement under the heading “Taxation”, insofar as such statements summarise the laws of the Cayman Islands, are accurate and fairly represent in all material respects summaries of Cayman Islands laws and regulations.

3	Matters not covered

We offer no opinion as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

4	Governing law of this opinion

4.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

4.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

5	Who can rely on this opinion

This opinion is given for your benefit and with the exception of your professional advisers (acting only in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

Yours faithfully

Ogier

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Schedule 1

Documents examined

Part A

1	The Certificate of Incorporation of the Company dated 23 July 2020 issued by the Registrar.

2	The memorandum and articles of association of the Company adopted by special resolution passed on 10 August 2021 (the Memorandum and Articles).

3	The Registration Statement as filed on January 18, 2022.

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